EXHIBIT 3.5


                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF

                             ACCUPOLL HOLDING CORP.

TO THE SECRETARY OF STATE, STATE OF NEVADA:

         The undersigned, the president and the secretary of AccuPoll Holding Corp. (the "Corporation"), hereby certifies:

         The Board of Directors of the corporation at a meeting of duly held on May 21, 2003, passed a resolution declaring that the following amendment to
Article IV of the company's Articles of Incorporation are advisable:

         That ARTICLE IV of the Company's Articles of Incorporation be and hereby is amended to read as follows:

         "COMMON STOCK": The aggregate number of shares of common stock, which the corporation shall have authority to issue, is 600,000,000 shares at a par value of $.001 per share. All Common Stock when issued shall be fully paid and non-assessable.

         No holder of shares of common stock of the corporation shall be entitled, as such, to any preemptive or preferential rights to subscribe to any unissued stock or any other securities which the corporation may now or thereafter be authorized to issue. The Board Of Directors of the Corporation may, however, at its discretion, by resolution determine that any unissued securities of the corporation shall be offered for subscription solely to the holders of common stock of the corporation or solely to the holders of any class or classes of such stock, in such proportions based on stock ownership as said Board, at its discretion, may determine.

         Each share of common stock shall be entitled to one vote at stockholders' meetings, either in person or by proxy. Cumulative voting in elections of directors and all other matters brought before stockholders' meetings, whether they be annual or special, shall not be permitted.

         PREFERRED STOCK : The aggregate number of shares of preferred stock which the corporation shall have authority to issue is 50,000 shares at a par value of $.01 per share. All stock when issued shall be fully paid and non-assessable.

         The preferred stock may be divided into and issued in series. The Board of Directors of the corporation is authorized to divide the authorized shares of preferred stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. The Board of Directors of the Corporation is authorized, within any limitations prescribed by law and its Article, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including but not limited to the following

         (a) The rate of divided, the time of payment of dividends, whether dividends are cumulative; and the date from which any dividends shall accrue;

         (b) Whether shares may be redeemed, and if so, the redemption price and the terms and conditions of redemption;

         (c) The amount payable upon shares in the event of voluntary or involuntary liquidation;

         (d) Sinking fund or other provisions, if any, for the redemption or purchase of shares;

         (e) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

         (f) Voting powers, if any, provided that if any of the preferred stock or series thereof shall have voting rights, such preferred Stock or series shall vote only on a share for share basis with the common stock on any matter, including but not limited to the election of directors, for which such Preferred Stock or series has such rights; and

         (g) Subject to the foregoing, such other terms, qualifications, privileges, limitations, options, restrictions, and special or relative rights and preferences, if any, of shares or such series as the Board of Directors of the Corporation may, at the time so acting, lawfully fix and determine under the laws of the state of Nevada.

         The Corporation shall not declare, pay or set apart for payment any dividend or other distribution (unless payable solely in shares of common stock or other class of stock junior to the preferred stock as to dividends or upon liquidation) in respect of common stock, or other class of stock junior to the Preferred Stock, nor shall it redeem, purchase or otherwise acquire for consideration shares of any of the foregoing, unless dividends, if any, payable to holders of Preferred Stock for the current period (and in the case of cumulative dividends, if any, for all past periods) have been paid, are being paid or have been set aside for payment, in accordance with the terms of the Preferred Stock, as fixed by the Board of Directors.

         In the event of the liquidation of the Corporation, holders of Preferred Stock shall be entitled to receive, before any payment or distribution on the common stock or any other class of stock junior to the Preferred Stock upon liquidation, a distribution per share in the amount of liquidation preference, if any, fixed or determined in accordance with the terms of such preferred Stock plus, is so provided in such terms, an amount per share equal to accumulated and unpaid dividends in respect of such Preferred Stock (whether or not earned or declared) to the date of such distribution. Neither the sale, lease or exchange of all or substantially all the property and assets of the Corporation, nor any consolidation or merger of the Corporation, shall be deemed to be a liquidation for the purpose of this Article."

         The amendment setting forth the new class of preferred stock was adopted by unanimous vote of the Board of Directors and stockholders owning in excess of a majority of the outstanding voting securities of the Corporation by unanimous written consent pursuant to title 7, section 78.320 and 78.315 of the Nevada Revised Statues, as follows:

         The designation and number of outstanding shares of each class entitled to vote thereon as a class were as follows, to-wit:


                                                      Total outstanding
                   Class                              Number of shares
                   -----                              ----------------
                   Common Stock                       121,665,524

         The number of shares voting for the new class of preferred stock was 68,584,563.

         THE UNDERSIGNED, being the President and Secretary of the Corporation, for the purpose of amending the Articles of Incorporation of the Corporation, does make this amendment, hereby declaring and certifying that this is the act and deed of the Corporation and the facts herein stated are true, and accordingly has hereunto set his hand this 30th day of May, 2003.



                                                    /s/ Frank J. Wiebe
                                                    -------------------------
                                                         Frank J. Wiebe
                                                         President
         Attest:

          /s/ Frank J. Wiebe
         --------------------------
         Frank J. Wiebe, Secretary